Exhibit 99.1
PRESS RELEASE

Contact:	Jeff Kip Senior Vice President, Chief Financial Officer (314-633-7289)
Panera Bread Reports First Quarter EPS of $0.41
HIGHLIGHTS
•	Comparable Company-owned bakery-cafe sales increased 3.3% in Q1

•	Comparable Company-owned bakery-cafe sales increased 7.3% in Q2 to-date (34 days)

•	Company-owned new unit average weekly sales of $39,083 in the first quarter

•	Second quarter 2008 diluted EPS target increased to $0.40 to $0.44

•	Full year fiscal 2008 earnings guidance reiterated
St. Louis, MO, April 29, 2008 — Panera Bread Company (Nasdaq:PNRA) today reported net income for the first quarter ended March 25, 2008 of $12 million, or $0.41 per diluted share, which included the impact of a charge of $0.06 per diluted share resulting from the Company’s decision to raise its sales hurdles for new bakery-cafe development. The charge was approximately $2.7 million recorded in general and administrative expenses and related to previously capitalized development costs and lease expenses for certain of the sites the Company had elected not to open as part of its adjustment to its 2008 development plans. Net income was $15 million, or $0.47 per diluted share, for the first quarter ended March 27, 2007.
The Company’s first quarter consolidated statements of operations and margin analysis are attached as Schedule I. The following tables set forth, for the periods indicated, certain items included in the Company’s consolidated statements of operations (in thousands, except per share data and percentages):

	For the 13 Weeks Ended		Percentage
	March 25, 2008	March 27, 2007	Change

Total revenue	$304,978	$239,676	27%
Net income	$12,440	$15,043	-17%
Diluted earnings per share	$0.41	$0.47	-13%
Shares used in diluted EPS	30,177	32,187
First Quarter 2008 Results & Business Review
As previously discussed, the rapid escalation of wheat costs had a significant negative impact on first quarter results. With all-in wheat costs of approximately $13.00 per bushel during the first quarter of 2008 compared to $5.80 per bushel in the first quarter of 2007, the Company absorbed approximately $2.5 million in costs year-over-year in its bakery-cafe cost of sales and an additional estimated $2.2 million of costs in its fresh dough cost of sales to franchisees. This is net of dough transfer price increases of 5% (compared to a 14% price increase, which would have been needed for the Company to offset the inflation in the cost of wheat). In the first quarter, the impact of wheat costs negatively impacted bakery-cafe margin approximately 100 basis points and operating margin approximately 150 to 160 basis points overall.
Despite facing these significant wheat cost increases, the Company has driven improvements in its bakery-cafe margin from the removal of Crispani, disciplined pricing and category management programs, and other operating cost reduction initiatives. Net of the impact of increasing wheat costs, the Company’s sequential year-over-year comparison in bakery-cafe margin has improved significantly.

Additionally, first quarter 2008 general and administrative expenses included the charges referred to above, which related to the reduction in expected Company-owned new unit openings. These charges negatively impacted operating margin approximately 90 basis points.
The Company continued to drive overall positive transaction growth during the first quarter of 2008. Comparable Company-owned bakery-cafe sales increased 3.3% in the first quarter and comparable bakery-cafe sales in franchise-operated bakery-cafes increased 1.7% in the first quarter. These first quarter comparable sales results were negatively impacted by approximately 0.3% to 0.4% from the shift of the Easter holiday from the second quarter of 2007 to the first quarter of 2008. In addition, the Company implemented a retail price increase in Company-owned bakery-cafes for the first quarter of 2008 of approximately 3% year-over-year. The result is that transaction/mix growth in Company-owned bakery-cafes was about one-half point positive in the first quarter.
Finally, one of the Company’s key metrics that impacts its return on invested capital is average weekly sales (“AWS”) for Company-owned new units. AWS for Company-owned new units in the first quarter of 2008 was $39,083 compared to $31,394 in the same period of 2007. The Company has driven improvement in its new unit AWS through more disciplined site analysis and selection processes. A schedule of the Company’s first quarter 2008 AWS, and a schedule of comparable bakery-cafe sales by period, are attached as Schedule II and III, respectively.
During the first quarter of 2008, the Company opened 27 new bakery-cafes system-wide (14 Company-owned and 13 franchise-operated) and closed five bakery-cafes system-wide (three Company-owned and two franchise-operated).
As of March 25, 2008, there were 1,252 bakery-cafes open system-wide. The breakdown of bakery-cafes between Company-owned and franchise-operated is as follows:

	Company-owned	Franchise-operated	Total System

Bakery-cafes as of December 25, 2007	532	698	1,230
Bakery-cafes opened	14	13	27
Bakery-cafes closed	(3)	(2)	(5)

Bakery-cafes as of March 25, 2008	543	709	1,252
Second Quarter 2008 Business Outlook
The Company is today increasing and narrowing its earnings per diluted share target for the second quarter of 2008 from a range of $0.37 to $0.43 to a range of $0.40 to $0.44, which would be an increase of 3% to 13% from second quarter 2007 results. Actual earnings per share results for the second quarter ended June 26, 2007 were $0.39 per diluted share. The target for the second quarter of 2008 now assumes the negative impact of up to $0.04 per diluted share in potentially unfavorable, discrete income tax expense, impact from rising gasoline prices, and incremental litigation expenses. None of these expenses were expected when the original second quarter target was established.

Relative to margins, the second quarter 2008 target assumes that the removal of Crispani generates a 100 basis point improvement to labor margin. The target also assumes that wheat costs are $17.25 per bushel compared to $5.80 per bushel in the prior year period. This year-over year increase in the cost of wheat is expected to lead to a total expense increase of nearly $9.5 million, approximately $4.0 million of which is expected to be absorbed in bakery-cafe cost of sales. The remaining $5.5 million of unfavorable expense is expected to impact the cost of fresh dough sales to franchisees. Since a 22% increase in dough transfer prices would be required to offset the increased cost of wheat, but only a 13% dough price increase will be in place, the Company expects to be impacted negatively by approximately $2.5 million (of the approximately $5.5 million) of cost year-over-year.
Relative to transactions, the second quarter target assumes year-over-year retail price increases of 5.5% with Company-owned comparable bakery-cafe sales growth of 5% to 6%. This implies negative .5% to positive .5% transaction/mix growth compared with the second quarter of 2007. The Company believes its operations initiatives, breakfast sandwich rollout, and expanded media trials will be effective to counter-balance the significant consumer headwinds other retailers are experiencing.
Please note that through the first 34 days of the second quarter of fiscal 2008, comparable bakery-cafe sales for Company-owned bakery-cafes have grown 7.3% and comparable bakery-cafe sales for franchise-operated bakery-cafes have grown approximately 4.6%. The Company estimates that the shift of the Easter holiday from the second quarter of 2007 to the first quarter of 2008 has provided a benefit of approximately 1% to the second quarter-to-date comparable bakery-cafe sales growth.
Finally, the Company is assuming new unit average weekly sales stabilize in the range of $36,000 to $38,000 for the second quarter of 2008. Bakery-cafe openings are forecasted to be 15 (5 Company-owned and 10 franchise-operated) compared to 39 (17 Company-owned and 22 franchised-operated) in second quarter 2007.
Full Year 2008 Business Outlook
Third and Fourth Quarter Financial Targets
The Company adjusted its earnings per diluted share target for the third and fourth quarters of fiscal 2008 to $1.17 to $1.28 per diluted share from the previously announced target of $1.22 to $1.32 per diluted share (as compared to $0.93 per diluted share in the second half of fiscal 2007). The revised target for the second half of 2008 represents an increase of 26% to 38% from the same period in 2007. This revision in the Company’s target for the second half of 2008 is based on an assumption of improved comparable bakery-cafe sales, but also the negative impact of an additional $0.06 to $0.07 per diluted share of potentially unfavorable, discrete income tax expense, impact from rising gasoline prices, and litigation expenses.
The second half of fiscal 2008 target has the following key assumptions: an improvement of 100 basis points to labor margin from the removal of Crispani; wheat costs of $13.00 per bushel compared to $5.80 per bushel in the prior year period; the implementation of dough transfer pricing increases to match the inflation in the cost of wheat; retail price increases of 5.5%; and comparable Company-owned bakery-cafe sales growth of 3.5% to 5.5%, an increase from the Company’s previous target of 2.5% to 4.5%.

2008 Full Year Financial Target
The Company is today reaffirming its earnings per diluted share growth target for fiscal year 2008 at 12% to 18% ($2.00 to $2.11 per diluted share). Company-owned comparable stores sales growth is targeted at 4% to 5% for the year, with approximately 5% of retail pricing expected. For the full year, the Company continues to plan to open approximately 40 Company-owned and approximately 60 franchise-operated bakery-cafes in fiscal 2008. The Company also continues to expect Company-owned new unit average weekly sales in fiscal 2008 to be between $36,000 and $38,000.
Ron Shaich, chairman and chief executive officer, commented, “We are very pleased to see the pieces falling into place for Panera. Our plan is working. Despite the skittishness of the consumer and the economic uncertainties in our country, we see our continued ability to improve margins while driving positive transaction growth as a real indicator of consumer acceptance of our concept and the strength of our plan. We look forward to watching our progress as our plan for improving margins, holding or growing transactions and improving return on invested capital while continuing to differentiate our concept for medium and long term positioning plays out throughout 2008 and into 2009.”
Notes:
The Company will discuss first quarter 2008 results and preliminary comparable bakery-cafe sales results for the first 34 days of the fiscal 2008 second quarter in a conference call that will be broadcast on the Internet at 8:30 A.M. Eastern Daylight Time on Wednesday, April 30, 2008. To access the call or view a copy of this release, go to http://www.panerabread.com/investor. Access to the call and the release will be archived for one year.
Included above are franchise-operated and system-wide comparable bakery-cafe sales percentages. System-wide sales is a non-GAAP financial measure which includes sales at all Company-owned bakery-cafes and franchise-operated bakery-cafes, as reported by franchisees. Management uses system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. Management believes system-wide sales information is useful in assessing consumer acceptance of the Company’s brand and facilitates an understanding of financial performance as the Company’s franchisees pay royalties and contribute to advertising pools based on a percentage of their sales.
Panera Bread Company owns and franchises 1,185 bakery-cafes under the Panera Bread® and Saint Louis Bread Co.® names as of March 25, 2008. With its identity rooted in handcrafted, fresh-baked, artisan bread, Panera Bread is committed to providing great tasting, quality food that people can trust. Highlighted by antibiotic free chicken, whole grain bread, select organic and all-natural ingredients and a menu with zero grams added trans fat, Panera’s bakery-cafe selection offers flavorful, wholesome offerings. The menu includes a wide variety of year-round favorites, complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across the country, guests are enjoying Panera’s warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free internet access provided through a managed WiFi network. At the close of each day, Panera Bread bakery-cafes donate bread and baked goods to community organizations in need. Additional information is available on the Company’s website, http://www.panerabread.com. Panera also holds a 51% interest in Paradise Bakery & Café, Inc., owner and franchisor of 67 bakery-cafes as of March 25, 2008.

Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results, and future earnings per share, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “intend”, “expect”, “future”, “anticipates”, and similar expressions. All forward-looking statements included in this release are made only as of the date of this release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that occur or which we hereafter become aware, after that date. Forward-looking information expresses management’s present belief, expectations, or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include, but are not limited to, the following: inability to execute our growth strategy, including, among other things, variations in the number, timing, and successful nature of Company-owned and franchise-operated bakery-cafe openings and continued successful operation of bakery-cafes; failure to comply with government regulations; loss of a member of senior management; inability to recruit qualified personnel; failure or inability to protect our brand, trademarks, or other proprietary rights; competition; rising insurance costs; disruption in our supply chain or increases in ingredient, product, or other supply costs; disruptions or supply issues in our fresh dough facilities; health concerns about the consumption of certain products; complaints and litigation; risks associated with the acquisition of franchise-operated bakery-cafes; other factors, some of which may be beyond our control, effecting our operating results; and other factors that may effect restaurant owners or retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 25, 2007 and its quarterly reports on Form 10-Q.

Schedule I
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the 13 Weeks Ended
	March 25, 2008	March 27, 2007
Revenues:
Bakery-cafe sales	$260,446	$197,118
Franchise royalties and fees	17,435	16,259
Fresh dough sales to franchisees	27,097	26,299

Total revenue	304,978	239,676
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	79,328	58,017
Labor	84,747	62,471
Occupancy	21,408	15,537
Other operating expenses	33,331	25,760

Total bakery-cafe expenses	218,814	161,785
Fresh dough cost of sales to franchisees	25,930	22,821
Depreciation and amortization	16,139	13,334
General and administrative expenses	21,819	17,138
Pre-opening expenses	1,127	1,137

Total costs and expenses	283,829	216,215

Operating profit	21,149	23,461
Interest expense	1,030	133
Other (income) expense, net	(146)	(591)

Income before minority interest and income taxes	20,265	23,919
Income allocable to minority interest	361	114

Income before income taxes	19,904	23,805
Income taxes	7,464	8,762

Net income	$12,440	$15,043

Per share data:
Net income per share
Basic	$0.42	$0.48

Diluted	$0.41	$0.47

Weighted average shares of common and common equivalent shares outstanding:
Basic	29,917	31,542

Diluted	30,177	32,187

In the first quarter ended March 25, 2008, the Company changed the classification of certain amounts between fresh dough cost of sales to franchisees and cost of food and paper products. The Company has reclassified prior periods in order to conform to the March 25, 2008 presentation.

Schedule I (continued)
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
MARGIN ANALYSIS
(unaudited)
The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company’s consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the 13 Weeks Ended
	March 25, 2008	March 27, 2007
Revenues:
Bakery-cafe sales	85.4%	82.2%
Franchise royalties and fees	5.7	6.8
Fresh dough sales to franchisees	8.9	11.0

Total revenue	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	30.5%	29.4%
Labor	32.5	31.7
Occupancy	8.2	7.9
Other operating expenses	12.8	13.1

Total bakery-cafe expenses	84.0	82.1
Fresh dough cost of sales to franchisees (2)	95.7	86.8
Depreciation and amortization	5.3	5.6
General and administrative expenses	7.2	7.2
Pre-opening expenses	0.4	0.5

Total costs and expenses	93.1	90.2

Operating profit	6.9	9.8
Interest expense	0.3	0.1
Other (income) expense, net	—	(0.2)

Income before minority interest and income taxes	6.6	9.9
Income allocable to minority interest	0.1	—

Income before income taxes	6.5	9.9
Income taxes	2.4	3.7

Net income	4.1%	6.3%

(1) As a percentage of Company bakery-cafe sales.
(2) As a percentage of fresh dough sales to franchisees.
In the first quarter ended March 25, 2008, the Company changed the classification of certain amounts between fresh dough cost of sales to franchisees and cost of food and paper products. The Company has reclassified prior periods in order to conform to the March 25, 2008 presentation.

PANERA BREAD COMPANY
Schedule II — Supplemental Sales and Bakery-Cafe Information

	Historical System-Wide AWS
	2007	2006	2005	2004	2003	2002
AWS	$38,668	$39,150	$38,318	$36,008	$35,617	$35,388

	2008 Company-Owned AWS By Year Opened
				2005 Opens
	2008 Opens	2007 Opens	2006 Opens	& Prior	Total
Bakery-Cafes	14	89	77	363	543
Q1 08	$39,083	34,278	$35,594	$38,479	$37,379
Q2 08
Q3 08
Q4 08
2008 YTD

	2008 Franchise-Operated AWS By Year Opened
				2005 Opens
	2008 Opens	2007 Opens	2006 Opens	& Prior	Total
Bakery-Cafes	13	81	83	532	709
Q1 08	$34,693	34,891	$34,019	$40,895	$39,330
Q2 08
Q3 08
Q4 08
2008 YTD

Year-Over-Year Change in Company-Owned AWS and Comp Sales
2005 Opens
	2008 Opens	2007 Opens (a)	2006 Opens	& Prior	AWS Total	Comp Sales Total
Q1 08	N/A	9.2%	6.1%	2.1%	1.5%	3.3%
Q2 08	N/A
Q3 08	N/A
Q4 08	N/A
2008 YTD	N/A
(a) Change in Company-owned AWS in 2008 from 2007 compares 89 bakery-cafes in 2008 against 14 bakery-cafes at the end of the first quarter of 2007.

Year-Over-Year Change in Franchise-Operated AWS and Comp Sales
2005 Opens
	2008 Opens	2007 Opens (b)	2006 Opens	& Prior	AWS Total	Comp Sales Total
Q1 08	N/A	-16.7%	3.0%	1.6%	0.0%	1.7%
Q2 08	N/A
Q3 08	N/A
Q4 08	N/A
2008 YTD	N/A
(b) Change in Franchise-operated AWS in 2008 from 2007 compares 81 bakery-cafes in 2008 against 17 bakery-cafes at the end of the first quarter of 2007.

	Bakery-Cafe Openings
	Company	Franchise	Total		Company	Franchise	Total
Q1 08	14	13	27	Q1 07	14	17	31
Q2 08				Q2 07	17	22	39
Q3 08				Q3 07	19	16	35
Q4 08				Q4 07	39	25	64
2008 YTD	14	13	27	2007 YTD	89	80	169
Note: Bakery-cafe sales, operating weeks, AWS and bakery-cafe openings metrics include activity for Paradise Bakery & Café prospectively from the acquisition date of February 1, 2007. The 2007 bakery-cafe openings do not include one Paradise franchise-operated bakery-cafe which opened in January 2007.
AWS - average weekly sales for the time periods indicated.
Comp Sales - comparable bakery-cafe sales increases for the time period indicated, which exclude closed locations and are based on sales for bakery-cafes that have been in operation and owned for at least 18 months.

PANERA BREAD COMPANY
Schedule III — Comparable Bakery-Cafe Sales Information

	For the 4 weeks ended	For the 5 weeks ended	For the 4 weeks ended	For the 13 weeks ended
	January 22, 2008	February 26, 2008	March 25, 2008	March 25, 2008
Company-owned	2.9%	4.2%	2.6%	3.3%
Franchise-operated	1.6%	2.4%	1.0%	1.7%